Exhibit 10.3

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 3, 2005, is between Screw Compression Systems, Inc., a Texas corporation (the “Company”), and Jim Hazlett, an individual residing in Midland, Texas (the “Employee”).

     WHEREAS, simultaneously with the execution of this Agreement, all of the issued and outstanding shares of capital stock of the Company have been acquired by Natural Gas Services Group, Inc., a Colorado corporation (the “Parent), pursuant to the terms of that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of October 18, 2004, as amended by Amendment No. 1 to Stock Purchase Agreement, dated as of December 6, 2004, among the Company, Paul D. Hensley, Tony Vohjesus, Employee and Parent;

     WHEREAS, it is a condition to consummation of the transactions contemplated by the Purchase Agreement that Employee and the Company enter into an employment agreement on the terms and conditions hereinafter set forth;

     WHEREAS, the Company desires to employ the Employee, and the Employee desires to be employed by the Company, upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Employee hereby agree as follows:

     1. Employment. The Company agrees to employ the Employee, and the Employee agrees to enter the employ of the Company, upon the terms and subject to conditions herein provided.

     2. Term. The employment of the Employee shall be for a period (referred to herein as the “Employment Term”) commencing on the date of this Agreement and ending on the earlier of (i) January 3, 2008; (ii) the effective date of any “Fundamental Change” with respect to the Company or the Parent; or (iii) the date of termination of Employee’s employment pursuant to Section 5 hereof.

     For purposes hereof, a “Fundamental Change” shall occur with respect to the Company or the Parent on the effective date of any dissolution, merger, consolidation, sale of all or substantially all of the Company’s or the Parent’s assets, recapitalization or any other type of transaction which results in at least 50% of the Company’s or the Parent’s common stock being changed into, or exchanged for, different securities of the Company or the Parent, as applicable, or other securities or interests in other persons or entities.

     3. Position and Duties.

     (a) Position. During the Employment Term, the Employee shall serve as Vice President of the Company. In such capacity, the Employee shall have such duties, functions, responsibilities, and authority customarily appertaining to the position of vice president of a corporation; subject, however, to applicable restrictions imposed by the bylaws of the Company and to the directives of the Board of Directors of the Parent or the Compensation Committee of the Board of the Parent.

     (b) Duties. During the Employment Term, the Employee shall devote his full time, skill and attention, and his best efforts during normal business hours to, and in furtherance of, the business and affairs of the Company and its subsidiaries and affiliates, and the Parent (collectively, the “Related Parties”); except for usual, ordinary and customary periods of vacation and absence due to illness or other disability; provided, however, that Employee may, subject to the Parent’s code of ethics and conflict of interest policies as in effect from time to time, devote reasonable periods of time in connection with the following activities, if such activities do not materially interfere with the performance of Employee’s duties and services hereunder and do not consume more than 10% of Employee’s working hours:

     (i) serving as a director or a member of a committee of any organization, if serving in such capacity does not involve any conflict with the business of the Related Parties and such organization is not in competition in any manner whatsoever with the business of the Related Parties;

     (ii) fulfilling speaking engagements;

     (iii) engaging in charitable and community activities; and

     (iv) managing his personal investments so long as such investment activities do not constitute an actual or potential conflict of interest with the business of the Related Parties and comply with the provisions in Section 6.

     4. Compensation and Related Matters.

     (a) Base Salary. The Company shall pay to Employee a base salary at the rate of not less than $105,000 per annum. This base salary may be reviewed periodically and increases in such base salary may be granted at the sole discretion of the Board of Directors of the Parent or the Compensation Committee of the Board of Directors of the Parent.

     (b) Bonuses. In addition to base salary, Employee shall be entitled to receive during the Employment Term such bonuses or other discretionary compensation payments, if any, as the Board of Directors of the Parent or the Compensation Committee of the Board of Directors of the Parent may determine to award him from time to time which are comparable to the bonus formula for executive officers implemented by the Parent during 2004 (e.g., a bonus pool equal to ten percent (10%) of EBITDA shared by all executive officer participants based on the respective percentage of base salary of each executive officer participant). Any such bonuses or other discretionary compensation payments shall be payable to the Employee in the manner specified by the Board of Directors of the Parent or its Compensation Committee at the time any such bonus or other payment is awarded.

     (c) Benefits. Employee shall, during the Employment Term, be eligible to participate in such insurance, medical and other employee benefit plans, including, but not limited to, retirement (401k) plans, of the Parent which may be in effect, from time to time, to the extent such plans are generally available to executive officers of the Parent; provided, however, subject to temporarily retaining one or more of the Company benefit plans to more efficiently transition the Company’s employees to Parent benefit plans, Parent shall provide, or shall cause the Company to provide, insurance, medical, and retirement benefits to Employee after the date of this Agreement which are comparable to the insurance, medical and retirement benefits provided by the Company to Employee on the date hereof.

     (d) Professional Organization Dues. During the Employment Term, the Company shall pay the initiation fees and periodic dues for membership in any professional organizations in which Employee is currently a member, or which are otherwise approved by the Board of Directors of the Parent or the Compensation Committee of the Board, and the Company shall pay all charges and expenses, including reasonable travel expenses, incurred by Employee in connection with membership in such organizations.

     (e) Vacations. Employee shall be entitled to take such vacations as he may desire, with pay, provided that such vacations do not interfere with the performance of his duties and services hereunder.

     (f) Expenses. Employee will be reimbursed for reasonable expenses incurred in the performance of his duties and services hereunder and in furtherance of the business of the Related Parties upon presentation by Employee of an itemized account, accompanied by appropriate receipts satisfactory to the Company, in substantiation of such expenses.

     (g) Parent shall provide, or cause the Company to provide, Employee with an automobile comparable to the automobile provided by the Company to Employee on the date hereof.

     5. Termination of Employment.

     (a) Employee’s employment hereunder:

     (i) shall automatically terminate upon the occurrence of any of the following: (A) the mental or physical incapacity or inability of Employee to perform his duties for a consecutive period of one hundred twenty (120) days or a non-consecutive period of one hundred eighty (180) days during any twelve month period; (B) the death of the Employee; or (C) the voluntary resignation or retirement of Employee; and

     (ii) may be terminated by the Company, at any time, for “cause”, which shall mean by reason of any of the following: (A) Employee’s conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to any of the Related Parties (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; (B) malfeasance in the conduct of Employee’s duties, including, but not limited to, (1) willful and intentional misuse or diversion of any of the Related Parties’ funds, (2) embezzlement, or (3) fraudulent or willful and material misrepresentations or concealments on any written reports submitted to any of the Related Parties, (C) material failure to perform the duties of Employee’s employment or material failure to follow or comply with the reasonable and lawful written directives of the Board of Directors of the Company, provided, however, that Employee shall have been informed, in writing, of such material failure and given a period of not more than 60 days to remedy same; or (D) a material breach by Employee of the provisions of this Agreement (including, without limitation, any breach of Section 3(b) of this Agreement).

     (b) Upon any termination of Employee’s employment pursuant to this Section 5, all obligations of the Company under this Agreement shall terminate.

     6. Business Opportunities and Intellectual Property; Personal Investments; Covenant not to Compete; Confidentiality. Employee acknowledges that in the course of his employment by the Company and performance of services on behalf of the Related Parties he will become privy to various business opportunities, economic and trade secrets and relationships of the Related Parties. Therefore, in consideration of this Agreement and the consummation of the Transaction, Employee hereby agrees as provided below in this Section 6.

     (a) Business Opportunities and Intellectual Property. The Employee:

     (i) shall promptly disclose to the Company all business opportunities (including, without limitation, those relating to the business of manufacturing, fabricating, selling, leasing and maintaining of natural gas compressors or the design and manufacture of natural gas flare systems, components and ignition systems) developed by Employee during the Employment Term, or originated by any third party and brought to the attention of Employee during the Employment Term, together with information relating thereto (herein collectively called “Business Opportunities”);

     (ii) shall promptly disclose to the Company any ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs and improvements, whether or not patentable or copyrightable (all of the foregoing being hereinafter collectively called “Intellectual Property”), which the Employee discovers, conceives, invents, creates or develops, alone or with others, during the Employment Term, if such discovery, conception, invention, creation or development (A) occurs in the course of the Employee’s employment with the Company, or (B) occurs with the use of any of the Related Parties’ time, materials or facilities, or (C) in the opinion of the Board of Directors of the Company, relates or pertains in any way to the Related Parties’ purposes, activities or affairs;

     (iii) hereby assigns and agrees to assign to the Company and its successors, assigns or designees, all of the Employee’s right, title and interest in and to all Business Opportunities and Intellectual Property that the Employee is obligated to disclose to the Company pursuant hereto; and

     (iv) acknowledges and agrees that all Business Opportunities and Intellectual Property constitute the exclusive property of the Company and accordingly agrees that other than Employee’s investment in the Company, Employee will not (directly or indirectly through any family members), and will not permit any of his controlled affiliates to, (A) invest or otherwise participate alongside the Related Parties in any Business Opportunities, (B) invest or otherwise participate in any business or activity relating to a Business Opportunity, regardless of whether any of the Related Parties ultimately participates in such business or activity, or (C) use for any purpose other than on behalf of the Related Parties, any information pertaining to Business Opportunities.

     (b) Personal Investments. Employee agrees that during the Employment Term and the Noncompetition Period, Employee (whether in his own name or in the name of any family members or made by Employee’s controlled affiliates) will not make any investments with or in any person or entity (other than the Parent) which relates to the business of manufacturing, fabricating, selling, leasing and maintaining of natural gas compressors or the design and manufacture of natural gas flare systems, components and ignition systems.

     (c) Confidentiality Obligations. Employee agrees that during the Employment Term and the Noncompetition Period, Employee will not use, publish, disseminate or otherwise disclose, directly or indirectly, to any person other than the Related Parties and their respective officers, directors and employees, any Business Opportunities, Intellectual Property and any other information heretofore or hereafter acquired, developed or used by any of the Related Parties relating to their business or their operations, properties, prospects, employees, customers, consultants, vendors, joint venture partners or co-investors which constitutes proprietary or confidential information of any of the Related Parties (“Confidential Information”), including, without limitation, any Confidential Information contained in any customer files, contract files, production records, maintenance records, reports and related data, memoranda, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents relating to the business of the Related Parties (collectively, the “Related Parties’ Business Records”), but excluding any Confidential Information which has become part of common knowledge or understanding in the natural gas compressor industry or otherwise in the public domain (other than from disclosure by Employee in violation of this Agreement), provided, however, this paragraph (c) shall not be applicable to the extent Employee is required to testify in a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge after Employee requests that such Confidential Information be preserved.

     (d) Non-Compete Covenant. Employee agrees that during the Employment Term, Employee will not:

     (i) engage or participate in any manner, whether directly or indirectly through any family member or as an employee, employer, consultant, agent, principal, partner, more than one percent shareholder, officer, director, licensor, lendor, lessor or in any other individual or representative capacity, in any business activity that relates to (A) the business of manufacturing, fabricating, selling, leasing and maintaining of natural gas compressors, (B) the design and manufacture of natural gas flare systems, components and ignition systems, (C) installing and servicing flare stacks and related ignition and control devices or (D) in any other business or activity related to the natural gas compressor industry that is in competition in any manner whatsoever with the business of any of the Related Parties within the geographic area comprised of Tulsa County, Oklahoma and all counties adjacent to Tulsa County, Oklahoma; provided that, this shall not preclude Employee from:

     (A) making investments in securities of oil and gas companies and natural gas compressor companies which are registered on a national stock exchange, if the aggregate amount owned by Employee and all family members and affiliates does not exceed one percent of such company’s outstanding securities; or

     (B) maintaining his personal investments (whether in his own name or in the name of any family members), if such personal investments and controlled affiliates do not engage in any business activity that relates to the business of manufacturing, fabricating, selling, leasing and maintaining of natural gas compressors, or the design and manufacture of natural gas flare systems, components and ignition systems, or the installation and servicing of flare stacks and related ignition and control devices; or

     (ii) solicit, entice, persuade or induce, directly or indirectly, any employee (or person who within the preceding ninety (90) days was an employee) of any of the Related Parties or any other person who is under contract with or rendering services to any of the Related Parties, to terminate his or her employment by, or contractual relationship with, such person or to refrain from extending or renewing the same (upon the same or new terms) or to refrain from rendering services to or for such person or to become employed by or to enter into contractual relations with any Persons other than such person or to enter into a relationship with a competitor of any of the Related Parties.

     (e) For purposes of this Agreement, the term “Noncompetition Period” means the period commencing on the date Employee ceases to be employed hereunder and ending on the first anniversary of such date.

     (f) The invalidity or non-enforceability of this Section 6 in any respect shall not affect the validity or enforceability of this Section 6 in any other respect or of any other provision of this Agreement. If any provision of this Section 6 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable.

     (g) Employee acknowledges that the Company’s remedy at law for any breach of the provisions of this Section 6 is and will be insufficient and inadequate and that the Company shall be entitled to equitable relief, including by way of temporary and permanent injunction, in addition to any remedies the Company may have at law.

     (h) The provisions of this Section 6 shall survive termination of this Agreement.

     (i) The representations and covenants contained in this Section 6 on the part of the Employee will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Employee against the Company or any of the other Related Parties or any officer, director or shareholder of the Company or any of the other Related Parties, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of the Employee contained in this Section 6. In addition, the provisions of this Section 6 shall continue to be binding upon the Employee in accordance with their terms, notwithstanding the termination of the Employee’s employment hereunder for any reason.

     (j) The parties to this Agreement agree that the limitations contained in this Section 6 with respect to time, geographical area and scope of activity are reasonable. However, if any court shall determine that the time, geographical area or scope of activity of any restriction contained in this Section 6 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

     7. Business Records. The Employee agrees to promptly deliver to the Company, upon termination of his employment hereunder, or at any other time when the Company so requests, all of the Related Parties’ Business Records (and all copies thereof and therefrom). The Employee confirms that all of the Related Parties’ Business Records (and all copies thereof and therefrom) constitute the exclusive property of the Company and the other Related Parties. The obligation of confidentiality set forth in Section 6 shall continue notwithstanding the Employee’s delivery of any such documents to the Company. Notwithstanding the foregoing provisions of this Section 7 or any other provision of this Agreement, the Employee shall be entitled to retain any written materials received by the Employee in his capacity as a shareholder of the Company. The provisions of this Section 7 shall continue in effect notwithstanding termination of the Employee’s employment hereunder for any reason.

     8. Divisibility of Agreement. If any term, condition or provision of this Agreement is for any reason rendered void, all remaining terms, conditions and provisions shall remain and continue as valid and enforceable obligations of the parties hereto.

     9. Notices. Any notices or other communications required or permitted to be sent hereunder shall be in writing and shall be duly given if personally delivered or sent postage pre-paid by certified or registered mail, return receipt requested, as follows:

    (a) If to Employee:

Jim Hazlett
10601 E. County Road 104
Midland, Texas 79706

    (b) If to the Company:

Screw Compression Systems, Inc.
5725 Bird Creek Avenue
Catoosa, Oklahoma 74015
with a copy to:

Natural Gas Services Group, Inc.
2911 S. County Road 1260
Midland, Texas 79706
Attn: Wallace C. Sparkman

Either party may change his or its address for the sending of notice to such party by written notice to the other party sent in accordance with the provisions hereof.

     10. Complete Agreement. This Agreement contains the entire understanding of the parties with respect to the employment of Employee and supersedes all prior arrangements or understandings with respect thereto and all oral or written employment agreements or arrangements between the Company (and any of its subsidiaries) and Employee. This Agreement may not be altered or amended except by a writing, duly executed by the party against whom such alteration or amendment is sought to be enforced.

     11. Assignment. This Agreement is personal and non-assignable by Employee. It shall inure to the benefit of any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall lease or sell all or substantially all of its assets and may be assigned by the Company to any affiliate of the Company or to any corporation or entity with which such affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such affiliate.

     12. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement in multiple counterparts as of the day and year first above written.

COMPANY:

SCREW COMPRESSION SYSTEMS, INC.

By:	/s/ Paul D. Hensley

Paul D. Hensley, President

EMPLOYEE:

/s/ Jim Hazlett

Jim Hazlett